ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-227001
Dated March 19, 2019
Royal Bank of Canada Trigger Autocallable Contingent Yield Notes
$[●] Notes Linked to the Least Performing Underlying Between the iShares® MSCI Emerging Markets ETF and the SPDR® S&P 500® ETF Trust due on or about March 31, 2022

Investment Description
Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the least performing of the iShares® MSCI Emerging Markets ETF and the SPDR® S&P 500® ETF Trust (each, an “Underlying,” and together, the “Underlyings”).  We will pay a quarterly Contingent Coupon payment if the closing prices of both Underlyings on the applicable Coupon Observation Date are equal to or greater than their respective Coupon Barriers. Otherwise, no coupon will be paid for that quarter.  We will automatically call the Notes early if the closing prices of both Underlyings on any quarterly Call Observation Date (beginning after six months) are equal to or greater than their respective Initial Prices. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Prices of both Underlyings are equal to or greater than their respective Downside Thresholds (which are the same prices as their respective Coupon Barriers), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. However, if the Final Price of the Underlying with the lowest percentage change from its Initial Price (the “Least Performing Underlying”) is less than its Downside Threshold, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying over the term of the Notes, and you may lose up to 100% of your initial investment. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which either Underlying closes below its Coupon Barrier. The Notes will not be automatically called if either Underlying closes below its Initial Price on a quarterly Call Observation Date. You may lose some or all of your principal amount if the Least Performing Underlying closes below its Downside Threshold, regardless of the performance of the other Underlying. The contingent repayment of principal only applies if you hold the Notes until maturity. Generally, the higher the Contingent Coupon Rate on a security, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.
Features	Key Dates[1]
❑
Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing prices of both Underlyings on the applicable Coupon Observation Date are equal to or greater than their respective Coupon Barriers. Otherwise, no coupon will be paid for the quarter.

❑
Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing prices of both Underlyings on any quarterly Call Observation Date (beginning after six months) are greater than or equal to their respective Initial Prices. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑
Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the price of each Underlying does not close below its Downside Threshold on the Final Valuation Date, we will repay your principal amount per Note at maturity. However, if the price of the Least Performing Underlying is less than its Downside Threshold on the Final Valuation Date, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the Least Performing Underlying from the trade date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date[1]	March 27, 2019
Settlement Date[1]	March 29, 2019
Coupon Observation Dates[2]	Quarterly (see page 6)
Call Observation Dates[2]	Quarterly (callable after six months) (see page 6)
Final Valuation Date[2]	March 28, 2022
Maturity Date[2]	March 31, 2022
[1]
Expected.  In the event that we make any change to the expected trade date and settlement date, the Coupon Observation Dates, the Call Observation Dates, the Final Valuation Date and/or the maturity date will be changed so that the stated term of the Notes remains approximately the same.

[2]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TACYN-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This free writing prospectus relates to Trigger Autocallable Contingent Yield Notes we are offering linked to the least performing Underlying between the iShares® MSCI Emerging Markets ETF and the SPDR® S&P® 500 ETF Trust.  The Contingent Coupon Rate, Initial Prices, the Downside Thresholds and the Coupon Barriers for the Notes will be determined on the trade date. The Notes will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000.
Underlyings (Least Performing of)	Tickers	Contingent Coupon Rate	Initial Prices	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
iShares® MSCI Emerging Markets ETF (EEM)	EEM	8.60% to 9.60% per annum (to be determined on the trade date)	●	70% of its Initial Price	70% of its Initial Price	78014H425	US78014H4258
SPDR® S&P 500® ETF Trust (SPY)	SPY		●	70% of its Initial Price	70% of its Initial Price
See “Additional Information About Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated September 7, 2018, the prospectus supplement dated September 7, 2018, product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TACYN-1.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Security
Notes linked to the Least Performing Underlying Between the iShares® MSCI Emerging Markets ETF and the SPDR® S&P 500® ETF Trust	●	$10.00	$0.00	$0.00	●	$10.00
(1) All sales of the Notes will be made to certain fee-based advisory accounts, for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor, and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forego any commissions related to these sales. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
We expect that the initial estimated value of the Notes as of the trade date will be between $9.7006 and $9.9006 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the trade date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TACYN-1 and this free writing prospectus if you so request by calling toll-free 1-877-688-2301.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Series H medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TACYN-1, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. UBS-TACYN-1, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000114036118040006/form424b5.htm
♦	Prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
♦	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the securities composing the Least Performing Underlying.

♦
You believe the closing prices of both Underlyings will be equal to or greater than their respective Coupon Barriers on most or all of the Coupon Observation Dates (including the Final Valuation Date).

♦	You are willing to make an investment whose return is limited to the applicable Contingent Coupon payments, regardless of any potential appreciation of the Underlyings, which could be significant.
♦	You do not seek guaranteed current income from this investment and are willing to forgo the dividends paid on the equity securities held by the Underlyings.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.
♦
You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You would be willing to invest in the Notes if the Contingent Coupon Rate is set to the low end of the range specified on the cover page of this free writing prospectus.
♦	You are willing to accept individual exposure to each Underlying and that the performance of the Least Performing Underlying will not be offset or mitigated by the performance of the other Underlying.
♦	You understand and accept the risks associated with the Underlyings.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦	You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.
The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.
♦
You believe that the price of either Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Observation Dates and below its Downside Threshold on the Final Valuation Date.

♦	You seek an investment that participates in the full appreciation in the prices of the Underlyings or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying.
♦	You would be unwilling to invest in the Notes if the Contingent Coupon Rate is set to the low end of the range specified on the cover page of this free writing prospectus.
♦	You do not understand or accept the risks associated with the Underlyings.
♦
You are unwilling to accept individual exposure to each Underlying and that the performance of the Least Performing Underlying will not be offset or mitigated by the performance of the other Underlying.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlyings.
♦
You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” below and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TACYN-1 for risks related to an investment in the Notes. In addition, you should review carefully “Information About the Underlyings” below for more information about the Underlyings.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10 per Note
Term:[2]	Approximately three years, if not previously called
Underlyings:	The iShares® MSCI Emerging Markets ETF (“EEM”) and the SPDR® S&P 500® ETF Trust (“SPY”) (each, an “Underlying”)
Closing Price:
With respect to each Underlying, on any trading day, the last reported sale price on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.

Initial Price:	With respect to each Underlying, its closing price on the trade date
Final Price:	With respect to each Underlying, its closing price on the Final Valuation Date.
Contingent Coupon:
If the closing prices of both Underlyings are equal to or greater than their respective Coupon Barriers on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.
If the closing price of either Underlying is less than its Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Contingent Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which will be a per annum rate as set forth below.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Coupon Observation Date on which the closing price of either Underlying is less than its Coupon Barrier.

Contingent Coupon Rate:	[8.60% - 9.60]% per annum (to be determined on the Trade Date)
Coupon Barrier:
With respect to each Underlying, 70% of its Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement). The Coupon Barrier equals the Downside Threshold.

Downside Threshold:
With respect to each Underlying, 70% of its Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement). The Downside Threshold equals the Coupon Barrier.

Automatic Call Feature:
The Notes will be called automatically if the closing prices of both Underlyings on any Call Observation Date (beginning after six months and set forth on page 6) are greater than or equal to their respective Initial Prices.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the Observation Dates, maturity date and other dates will be changed.

If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment per Note equal to the principal amount per Note plus the applicable Contingent Coupon payment otherwise due on that day (the “Call Settlement Amount”). No further amounts will be owed to you under the Notes.

Payment at Maturity:
If the Notes are not called and the Final Prices of both Underlyings are equal to or greater than their respective Downside Thresholds and the Coupon Barriers, we will pay you a cash payment per Note on the maturity date equal to $10 plus the Contingent Coupon otherwise due on the maturity date.
If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:
$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)

Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	With respect to each Underlying, Final Price – Initial Price Initial Price

Investment Timeline
Trade Date	The Initial Price, Downside Threshold and Coupon Barrier of each Underlying are determined. The Contingent Coupon Rate is set.

Quarterly (beginning after six months):
If the closing prices of both Underlyings are equal to or greater than their respective Coupon Barriers on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.
The Notes will be called if the closing prices of both Underlyings on any Call Observation Date (beginning after six months) are equal to or greater than their respective Initial Prices. If the Notes are called, we will pay you a cash payment per Note equal to $10 plus the Contingent Coupon otherwise due on that date.

Maturity Date:
The Final Price of each Underlying is observed on the Final Valuation Date.
If the Notes have not been called and the Final Prices of both Underlyings are equal to or greater than their respective Downside Thresholds (and their respective Coupon Barriers), we will repay the principal amount equal to $10 per Note plus the Contingent Coupon otherwise due on the maturity date.
If the Notes have not been called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Least Performing Underlying, for an amount equal to:
$10 + ($10 × Underlying Return of the Least Performing Underlying) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING ON EACH COUPON OBSERVATION DATE AND ON THE FINAL VALUATION DATE, AND ANY DECLINE IN THE PRICE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF THE OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS.  IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates*

Coupon Observation Dates	Coupon Payment Dates
June 27, 2019	July 1, 2019
September 27, 2019(1)	October 1, 2019(2)
December 27, 2019(1)	December 31, 2019(2)
March 27, 2020(1)	March 31, 2020(2)
June 29, 2020(1)	July 1, 2020(2)
September 28, 2020(1)	September 30, 2020(2)
December 29, 2020(1)	December 31, 2020(2)
March 29, 2021(1)	March 31, 2021(2)
June 28, 2021(1)	June 30, 2021(2)
September 27, 2021(1)	September 29, 2021(2)
December 29, 2021(1)	December 31, 2021(2)
March 28, 2022(3)	March 31, 2022(4)
(1)	These Coupon Observation Dates are also Call Observation Dates.
(2)	These Coupon Payment Dates are also Call Settlement Dates.
(3)	This is also the Final Valuation Date.
(4)	This is also the maturity date.
* Expected. Subject to postponement if a market disruption event occurs, as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlyings or the securities held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TACYN-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Notes Generally
♦
Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, we will repay you the principal amount of your Notes in cash only if the Final Price of each Underlying is greater than or equal to its Downside Threshold, and we will only make that payment at maturity.  If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Least Performing Underlying.

♦
The Contingent Repayment of Principal Applies Only at Maturity — If the Notes are not automatically called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the prices of both Underlyings are above their respective Downside Thresholds.

♦
You May Not Receive any Contingent Coupons — We will not necessarily make periodic Contingent Coupon payments on the Notes.  If the closing prices of one or both Underlyings on a Coupon Observation Date is less than their respective Coupon Barriers, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing prices of at least one Underlying is less than its Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the maturity date, you will incur a loss of principal, because the Final Price of the Least Performing Underlying will be less than its Downside Threshold.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlyings. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Call Observation Date, the total return on the Notes could be limited to six months.  If the Notes are not called, you may be subject to the full downside performance of the Least Performing Underlying, even though your potential return is limited to the Contingent Coupon Rate. Generally, the longer the Notes are outstanding, the less likely it is that they will be automatically called due to the decline in the prices of the Underlyings and the shorter time remaining for the prices of the Underlyings to recover. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlyings or on a similar security that allows you to participate in the appreciation of the prices of the Underlyings.

♦
The Contingent Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Underlyings, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the prices of the Underlyings. The greater the volatility of the Underlyings, the more likely it is that the price of either Underlying could close below its Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Notes than the rate payable on our conventional debt securities with a comparable term. In addition, lower correlation between the Underlyings can also indicate a greater likelihood of one Underlying closing below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or Final Valuation Date. This greater risk will also be reflected in a higher Contingent Coupon Rate than on a security linked to Underlyings with a greater degree of correlation. However, while the Contingent Coupon Rate will be set on the trade date, the Underlyings’ volatility and correlation can change significantly over the term of the Notes, and may increase. The prices of one or both of the Underlyings could fall sharply as of the Final Valuation Date, which could result in missed Contingent Coupon payments and a significant loss of your principal.

♦
Reinvestment Risk — The Notes will be called automatically if the closing prices of both Underlyings are equal to or greater than their respective Initial Prices on any Call Observation Date. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
The Notes Are Subject to Our Credit Risk — The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦
The Notes Will be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See Description of Debt Securities ― Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value for the Notes that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices of the Underlyings, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, the secondary market price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
♦
Owning the Notes Is Not the Same as Owning an Underlying or the Stocks Comprising an Underlying’s Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned an Underlying or stocks included in an Underlying’s underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of an Underlying or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return for either Underlying.

♦
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Shares of the Underlyings at Maturity — Investing in the Notes will not make you a holder of any shares of the Underlyings or any securities held by the Underlyings.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlyings or such other securities.

♦
Changes That Affect the Underlying Indices Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the index sponsors concerning the calculation of the underlying indices, additions, deletions or substitutions of the components of the underlying indices and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying indices and, therefore, could affect the share prices of the Underlyings, the amount payable on the Notes, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable underlying index, or if an index sponsor discontinues or suspends the calculation or publication of the applicable underlying index.

♦
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Its Actions — The index sponsors are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the index sponsors, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the Notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsors.

♦
Adjustments to an Underlying Could Adversely Affect the Notes — Blackrock, Inc. (“Blackrock”), in its role as the sponsor of the EEM, and State Street Global Advisors (“SSGA”), in its role as sponsor of the SPY, are responsible for calculating and maintaining the respective Underlyings. Blackrock and SSGA can add, delete or substitute the stocks comprising the respective Underlyings or make other methodological changes that could change the share prices of the Underlyings at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amounts payable on the Notes and/or the market value of the Notes.

♦
We and Our Affiliates Do Not Have Any Affiliation With the Investment Advisors of the Underlyings and Are Not Responsible for Theirs Public Disclosure of Information — We and our affiliates are not affiliated with Blackrock or SSGA in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Underlyings. Blackrock and SSGA are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Underlyings that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about Blackrock, SSGA or the Underlyings contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Underlyings.

♦
The Correlation Between the Performance of Each Underlying and the Performance of its Respective Underlying Index May Be Imperfect — The performance of an Underlying is linked principally to the performance of its underlying index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on each Underlying may correlate imperfectly with the return on its underlying index. Further, the performance of an Underlying may not exactly replicate the performance of its underlying index, because an Underlying will reflect transaction costs and fees that are not included in the calculation of its underlying index.

During periods of market volatility, securities underlying an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an Underlying and the liquidity of an Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of an Underlying may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Historical Prices of any Underlying Should Not Be Taken as an Indication of its Future Price During the Term of the Notes — The trading prices of the Underlyings will determine the value of the Notes at any given time. As it is impossible to predict whether the price of any Underlying will rise or fall, and trading prices of the common stocks held by the Underlyings will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlyings.

♦
Management Risk — The Underlyings are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, these Underlyings, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of its respective underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, these Underlyings generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlyings are subject to the risk that the investment strategy of their respective investment advisors may not produce the intended results.

♦
Your Return on the Notes Is Not Linked to a Basket Consisting of the Underlyings. Rather, It Will Be Contingent Upon the Performance of Each Individual Underlying — Unlike an instrument with a return linked to a basket of Underlyings or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to both of the Underlyings. Poor performance by either one of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by a positive performance by the other Underlying. For the Notes to be automatically called or to receive any Contingent Coupon payment or contingent repayment of principal at maturity from us, both Underlyings must close above their Initial Prices, Coupon Barriers and Downside Thresholds, respectively, on the applicable Coupon Observation Date. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying, which results in a higher risk of your not receiving Contingent Coupon payments and incurring a loss at maturity.

♦
Because the Notes Are Linked to the Individual Performance of More than One Underlying, It Is More Likely that One of the Underlyings Will Decrease in Value Below its Coupon Barrier and its Downside Threshold, Increasing the Probability That You Will Not Receive the Contingent Coupons and that You Will Lose Some or All of Your Initial Investment — The risk that you will not receive the Contingent Coupons and that you will lose some or all of your initial investment in the Notes is greater if you invest in the Notes as opposed to securities that are linked to the performance of a single Underlying if their terms are otherwise substantially similar. With a greater total number of Underlyings, it is more likely that an Underlying will be below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, and therefore it is more likely that you will not receive the Contingent Coupons and that at maturity you will receive an amount in cash which is worth less than your principal amount. In addition, the performances of a pair of Underlyings may be positively or negatively correlated, or may not be correlated at all. If the Underlyings are not correlated to each other or are negatively correlated, there is a greater potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold or on the Final Valuation Date, respectively, and therefore the risk of missing a Contingent Coupon payment and that you will lose a portion of your principal at maturity.

It is impossible to predict what the correlations between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets and these different equity markets may not perform similarly over the term of the Notes. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are determined. As stated earlier, a higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity. See “Correlation of the Underlyings” below.
♦
An Investment in the Notes is Subject to Risks Associated with Foreign Securities Markets — Because foreign companies or foreign equity securities held by the EEM are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦
An Investment in the Notes is Subject to Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.

♦
Exchange Rate Risk — The share price of the EEM will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EEM are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EEM will be adversely affected and the price of the EEM, and consequently, the market value of the Notes may decrease.

♦
No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the prices of the Underlyings will rise or fall. The closing prices of the Underlyings will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlyings. You should be willing to accept the downside risks of owning equities in general and the Underlyings in particular, and the risk of losing some or all of your initial investment.

♦
Lack of Liquidity — The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlyings that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlyings, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦
Potential Royal Bank of Canada and UBS Impact on Price — Trading or transactions by us, UBS or our respective affiliates in one or both of the Underlyings or the securities included in an Underlying’s underlying index, or in futures, options, exchange-traded funds or other derivative products on the Underlyings or those securities may adversely affect the market value of the Underlyings or the closing prices of the Underlyings, and, therefore, the market value of the Notes.

♦
The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors —  Many economic and market factors will influence the terms of the Notes at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlyings on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the prices of the Underlyings. The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the price of each Underlying;
♦	the actual and expected volatility of the price of each Underlying;
♦	the expected correlation of the Underlyings;
♦	the time remaining to maturity of the Notes;
♦	the dividend rates on the securities held by the Underlyings;
♦	interest and yield rates in the market generally, as well as in each of the markets of the securities held by the Underlyings;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlyings that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Notes at issuance as well as the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the price of one or both of the Underlyings is at, or not sufficiently above, its Downside Threshold.
♦
The Anti-Dilution Protection for Each Underlying Is Limited — The calculation agent will make adjustments to the Initial Price, Downside Threshold and Coupon Barrier of each Underlying for certain events affecting the shares of the Underlyings. However, the calculation agent will not be required to make an adjustment in response to all events that could affect an Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of either Underlying relative to its Initial Price. We cannot predict the Final Price of any Underlying. You should not take these examples as an indication or assurance of the expected performance of either Underlying. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions (actual Initial Prices, Contingent Coupon Rate, Coupon Barriers and Downside Thresholds will be set forth in the final pricing supplement):
Principal Amount:	$10.00
Term:	Approximately three years
Hypothetical Contingent Coupon Rate:	8.60% per annum (or 2.15% per quarter), which is the low end of the Contingent Coupon Rate range set forth above
Hypothetical Contingent Coupon**:	$0.215 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after six months)
Hypothetical Initial Prices*:
Underlying A:	$100.00
Underlying B:	$100.00
Hypothetical Coupon Barriers*:
Underlying A:	$70.00 (which is 70% of its Initial Price)
Underlying B:	$70.00 (which is 70% of its Initial Price)
Hypothetical Downside Thresholds*:
Underlying A:	$70.00 (which is 70% of its Initial Price)
Underlying B:	$70.00 (which is 70% of its Initial Price)
* Will not be the actual Initial Price, Coupon Barrier or Downside Threshold applicable to the Notes.  The actual Initial Price, Coupon Barrier and Downside Threshold will be set forth on the cover page of the pricing supplement relating to this offering.
** Contingent Coupon payments, if payable, will be paid in arrears in equal quarterly installments during the term of the Notes unless earlier called.

Scenario #1: Notes Are Called on the Fourth Coupon Observation Date.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	Underlying A: $100.00 (at or above Initial Price)	$0.215 (Contingent Coupon – not callable)
Underlying B: $110.00 (at or above Initial Price)

Second Coupon Observation Date	Underlying A: $95.00 (at or above Coupon Barrier; below Initial Price)	$0.00 (Notes are not called)
Underlying B: $60.00 (below Coupon Barrier)

Third Coupon Observation Date	Underlying A: $95.00 (at or above Coupon Barrier; below Initial Price)	$0.00 (Notes are not called)
Underlying B: $60.00 (below Coupon Barrier)

Fourth Coupon Observation Date	Underlying A: $110.00 (at or above Initial Price)	$10.215 (settlement amount)
Underlying B: $115.00 (at or above Initial Price)
	Total Payment:	$10.43 (4.30% return)
Since the Notes are called on the fourth Coupon Observation Date, we will pay you on the Call Settlement Date a total of $10.215 per Note, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payment of $0.215 received in respect of a prior Coupon Observation Date, we will have paid you a total of $10.43 per Note, for a 4.30% total return on the Notes.  No further amount will be owed to you under the Notes.

Scenario #2: Notes Are NOT Called and the Final Prices of Both Underlyings Are at or Above Their Respective Downside Thresholds.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	Underlying A: $110.00 (at or above Coupon Barrier; below Initial Price)	$0.215 (Contingent Coupon – not callable)
Underlying B: $80.00 (at or above Coupon Barrier; below Initial Price)
Second Coupon Observation Date	Underlying A: $50.00 (below Coupon Barrier)	$0.00 (Notes are not called)
Underlying B: $90.00 (at or above Coupon Barrier; below Initial Price)
Third Coupon Observation Date	Underlying A: $95.00 (at or above Coupon Barrier; below Initial Price)	$0.00 (Notes are not called)
Underlying B: $40.00 (below Coupon Barrier)
Fourth Coupon Observation Date	Underlying A: $95.00 (at or above Coupon Barrier; below Initial Price)	$0.00 (Notes are not called)
Underlying B: $60.00 (below Coupon Barrier)
Fifth through Eleventh Coupon Observation Dates	Underlying A: Various (below Coupon Barrier) Underlying B: Various (above Initial Price)	$0.00 (Notes are not called)
Final Valuation Date	Underlying A: $90.00 (at or above Downside Threshold and Coupon Barrier; below Initial Price)	$10.215 (Payment at Maturity)
Underlying B: $115.00 (at or above Downside Threshold, Coupon Barrier and Initial Price)
	Total Payment:	$10.43 (4.30% return)
At maturity, we will pay you a total of $10.215 per Note, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payment of $0.215 received in respect of a prior Coupon Observation Date, we will have paid you a total of $10.43 per Note, for a 4.30% total return on the Notes.
Scenario #3: Notes Are NOT Called and the Final Price of One Underlying Is Below its Downside Threshold
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	Underlying A: $85.00 (at or above Coupon Barrier; below Initial Price)	$0.215 (Contingent Coupon – not callable)
Underlying B: $120.00 (above Initial Price)
Second Coupon Observation Date	Underlying A: $90.00 (at or above Coupon Barrier; below Initial Price)	$0.215 (Contingent Coupon – not called)
Underlying B: $80.00 (at or above Coupon Barrier; below Initial Price)
Third Coupon Observation Date	Underlying A: $220.00 (above Initial Price) Underlying B: $80.00 (at or above Coupon Barrier; below Initial Price)	$0.215 (Contingent Coupon – not called)

Fourth Coupon Observation Date	Underlying A: $95.00 (at or above Coupon Barrier; below Initial Price)	$0.00 (Notes are not called)
Underlying B: $60.00 (below Coupon Barrier)
Fifth through Eleventh Coupon Observation Dates	Underlying A: Various (below Coupon Barrier)	$0.00 (Notes are not called)
Underlying B: Various (above Initial Price)
Final Valuation Date	Underlying A: $50.00 (below Downside Threshold and Coupon Barrier) Underlying B: $130.00 (above Initial Price)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -50%] = $10.00 - $5.00 = $5.00 (Payment at Maturity)
	Total Payment:	$5.645 (-43.55% return)
Since the Notes are not called and the Final Price of the Least Performing Underlying is below the Downside Threshold, we will pay you at maturity $5.00 per Note.  When added to the Contingent Coupon payments of $0.645 received in respect of prior Coupon Observation Dates, we will have paid you $5.645 per Note, for a loss on the Notes of 43.55%.
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment.  If the Notes are not called on any Call Observation Date, you may lose some or all of your initial investment.  Specifically, if the Notes are not called and the Final Price of one or both of the Underlyings is less than its Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero.
Any payment on the Notes, including payments in respect of an automatic call, Contingent Coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TACYN-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Underlying for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
Under Section 871(m) of the Internal Revenue Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service has issued guidance that states that the U.S. Treasury Department and the Internal Revenue Service intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes (for example, upon a rebalancing of an Underlying), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlyings
We have derived the following information regarding each of the applicable Underlyings from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any of the Underlyings and the Underlyings will have no obligations with respect to the Notes. This document relates only to the Notes and does not relate to the shares of any of the Underlying or any securities included in any of the underlying indices of the Underlyings. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to any of the Underlyings in connection with the offering of any of the Notes. There can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of any of the Underlyings have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any of the Underlyings could affect the price of the shares of the applicable Underlying after the trade date, and therefore could affect the payment at maturity.
The selection of the Underlyings relating to the Notes is not a recommendation to buy or sell the shares of any of the Underlyings. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any of the Underlyings. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to each Underlying may be obtained through the SEC’s website at http://www.sec.gov.
iShares Funds
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the iShares® MSCI Emerging Markets ETF (the “EEM”). The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The EEM typically earns income from dividends from securities held by the EEM. These amounts, net of expenses and taxes (if applicable), are passed along to shareholders of the EEM as “ordinary income.” In addition, the EEM realize capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the applicable notes are linked only to the share price of the applicable Underlying, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable Underlying or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the Notes or any member of the public regarding the advisability of investing in any of the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about any of the Underlyings or any of the iShares® Funds.
iShares® MSCI Emerging Markets ETF
The shares of the EEM are issued by iShares, Inc., a registered investment company. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM trades on the NYSE Arca under the ticker symbol “EEM.” BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the EEM.
BFA, as the investment advisor to the EEM, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The EEM may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the EEM track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
The MSCI Emerging Markets Index
The information below is included only to give insight to the MSCI Emerging Markets Index, the performance of which the EEM attempts to reflect. The Notes are linked to the performance of the EEM and not to the MSCI Emerging Markets Index.
The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.
The index is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.
The index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;

•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe.  Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level.  For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)                    Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)                   Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)                  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, the dealer or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.

Historical Information
The graph below illustrates the performance of the EEM from March18, 2009 to March 18, 2019, assuming an Initial Price of $43.56, which was its closing price on March 18, 2019. The solid line represents a hypothetical Downside Threshold and Coupon Barrier of $30.49, which is equal to 70% of its closing price on March 18, 2019 (rounded to two decimal places). The actual Coupon Barrier and Downside Threshold will be based on the closing price of EEM on the trade date.
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The SPDR® S&P® 500 ETF Trust
SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with our use of information about the SPDR Trust.
The shares of the SPDR® S&P 500® ETF trade on the NYSE Arca under the symbol “SPY.” The SPY’s investment adviser is State Street Global Advisors.
The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “SPX Index”). To maintain the correspondence between the composition and weightings of stocks held by the SPY and component stocks of the SPX Index, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.
The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the SPX Index. The SPY seeks to invest in substantially all of the securities that comprise the SPX Index. The SPY typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the SPY’s shareholders as “ordinary income.” In addition, the SPY realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.”
The S&P 500® Index (“SPX Index”)
The SPX Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the SPX Index by reference to the prices of the constituent stocks of the SPX Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX Index constituent stocks and received the dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX Index. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX Index while a second listed share class line of the same company is excluded.
Computation of the SPX Index
While S&P currently employs the following methodology to calculate the SPX Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.
Historically, the market value of any component stock of the SPX Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX Index.
Under float adjustment, the share counts used in calculating the SPX Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX Index. Constituents of the SPX Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX Index. If a constituent company of the SPX Index reorganizes into a multiple share class line structure, that company will remain in the SPX Index at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX Index is calculated using a base-weighted aggregate methodology. The level of the SPX Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX Index, it serves as a link to the original base period level of the SPX Index. The index divisor keeps the SPX Index comparable over time and is the manipulation point for all adjustments to the SPX Index, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX Index, and do not require index divisor adjustments.

To prevent the level of the SPX Index from changing due to corporate actions, corporate actions which affect the total market value of the SPX Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX Index remains constant and does not reflect the corporate actions of individual companies in the SPX Index. Index divisor adjustments are made after the close of trading and after the calculation of the SPX Index closing level.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

Historical Information
The graph below illustrates the performance of the SPY from March 18, 2009 to March 18, 2019, assuming an Initial Price of $282.33, which was its closing price on March 18, 2019. The solid line represents a hypothetical Downside Threshold and Coupon Barrier of $197.63, which is equal to 70% of its closing price on March 18, 2019 (rounded to two decimal places). The actual Coupon Barrier and Downside Threshold will be based on the closing price of SPY on the trade date.
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Correlation of the Underlyings
The graph below illustrates the daily performance of the Underlyings from March 18, 2009 through March 18, 2019. For comparison purposes, each Underlying has been normalized to have a closing price of $100.00 on March 18, 2009 by dividing the closing price of that Underlying on each day by the closing price of that Underlying on March 18, 2009 and multiplying by $100.00. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg L.P., without independent verification.
Past performance of the Underlyings is not indicative of their future performance.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of the Underlyings relative to one another over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the other. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of those Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if the two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.
The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or its Downside Threshold on any Coupon Observation Date or the Final Valuation Date, respectively. Therefore, the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for a loss of principal at maturity. We determine the Contingent Coupons for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of Underlyings will be reflected in a higher Contingent Coupon than would be payable on securities linked to fewer Underlyings or that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.
All sales of the Notes will be made to certain fee-based advisory accounts for which UBS is an investment advisor and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any commissions related to these sales. Investors that purchase and hold the Notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. UBS-TACYN-1.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Notes, for a period of approximately one month after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of our estimated costs and profits from hedging the Notes.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value that will be included on the cover of the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each Underlying, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 under the caption “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.